Exhibit 99.1

AEO Reports Fourth Quarter Profit Ahead of Expectations, Demonstrating Continued Profit Improvement. Declared Quarterly Cash Dividend at $0.10 per share.

•
Achieved second highest fourth quarter revenue in company history
•
Adjusted operating profit of $96 million increased to last year and 2019
•
Delivered strong free cash flow and declared a quarterly cash dividend of $0.10 per share
•
Aerie posted all-time high fourth quarter revenue and operating profit
•
American Eagle demonstrated a sequential improvement in revenue trends with operating profit up to 2019

March 1, 2023

PITTSBURGH -- (BUSINESS WIRE) – American Eagle Outfitters, Inc. (NYSE: AEO) today announced financial results for the fourth quarter and full year fiscal 2022 ended January 28, 2023.

“I am proud of how our teams navigated through unanticipated macro challenges this year, which pressured top line demand as we lapped record strength in 2021. In response, we took aggressive actions early in the year on inventory and spending to strengthen margins and increase free cash flow. We saw meaningful improvements as the year progressed. We ended 2022 in a healthy financial position and I’m pleased to reinstate our quarterly cash dividend,” commented Jay Schottenstein, AEO’s Executive Chairman of the Board and Chief Executive Officer.

“Looking ahead, I am encouraged by several positives. Our inventory levels are healthy. The global supply chain has stabilized, restoring agility to our operations with a more normalized cost environment. Our brands are poised to deliver innovation and quality to our customers and to benefit from emerging fashion trends. Yet, our visibility into the macro remains limited and we are taking a cautious view on 2023. We will stay disciplined, maintain sharp control over expenses and seek ongoing efficiencies to drive shareholder returns.”

Fourth Quarter 2022 Results:

•
Total net revenue of $1.5 billion was down 1% to the fourth quarter of 2021. Our supply chain business, Quiet Platforms, contributed approximately 1 percentage point to revenue growth. Brand revenue declined 2%, exceeding company expectations for a mid-single digit decline.

•
Aerie revenue of $464 million rose 8% versus fourth quarter 2021. Comp sales declined 2% versus fourth quarter 2021. American Eagle revenue of $962 million declined 8% versus fourth quarter 2021 Comp sales declined 9% versus fourth quarter 2021.
•
Consolidated store revenue was flat. Total digital revenue declined 9%. Compared to pre-pandemic fourth quarter 2019, store revenue increased 5% and digital revenue increased 19%.
•
Gross profit of $507 million increased approximately 4% compared to $489 million in the fourth quarter of 2021 and reflected a gross margin rate of 33.9% compared to 32.4% last year. This exceeded company expectations for the high-end of 32-33% due to lower than anticipated promotions. Stronger merchandise margins reflected lower product and transportation costs with a partial offset from higher markdowns. Lower compensation and delivery costs also had a positive impact on margins offset by higher distribution and warehousing costs and higher rent. Quiet Platforms was an 80 basis point reduction to gross margin as that business continues to scale.
•
Selling, general and administrative expense of $351 million was flat to last year and in-line with guidance. SG&A increased 30 basis points as a rate to sales versus fourth quarter 2021.
•
GAAP operating income was $74 million. Non-GAAP operating income of $96 million, reflected a 6.4% margin. This excluded $18 million of impairment and restructuring charges primarily related to stores. The company also incurred a $4 million impairment and restructuring charge due to the closing of Quiet Platform’s Jacksonville facility, which was replaced by a higher productivity location in Atlanta. Quiet Platforms generated a $17 million GAAP operating loss in the period, or a $13 million loss excluding the aforementioned charge.
•
GAAP diluted EPS of $0.28. Non-GAAP diluted EPS of $0.37 excludes $0.09 of impairment and restructuring charges.
•
Average diluted shares outstanding were 197 million including approximately 4 million shares of unrealized dilution associated with the company’s convertible notes.

Fiscal Year 2022 Results:

•
Total net revenue of $5.0 billion was flat to fiscal year 2021. Our supply chain business, Quiet Platforms, contributed approximately 3 percentage points to revenue growth. Brand revenue declined approximately 3%.
•
Aerie revenue of $1.5 billion rose 9% from fiscal year 2021 on top of 39% growth last year. American Eagle revenue of $3.3 billion declined 8% from fiscal year 2021 following a 30% increase last year. Compared to the pre-pandemic fiscal year 2019 base, Aerie revenue increased 88% and AE revenue declined 6%.
•
Consolidated store revenue declined 2%. Total digital revenue declined 7%. Compared to the pre-pandemic fiscal year 2019 base, revenue was up across channels.
•
Gross profit of $1.7 billion decreased 12% from fiscal year 2021 and reflected a gross margin rate of 35.0% compared to 39.7% last year. Lower merchandise margins primarily reflected higher markdowns. Higher distribution and warehousing costs and higher rent also pressured margins, partially offset by lower compensation. Quiet Platforms was a 70 basis point reduction to the gross margin as that business continues to scale.
•
Selling, general and administrative expense increased 100 basis points as a rate to sales versus fiscal year 2021 due to higher store and corporate salaries, higher professional services, higher advertising and higher travel expenses, with a partial offset from lower incentive compensation.
•
GAAP Operating income was $247 million. Non-GAAP operating income of $269 million, reflected a 5.4% operating margin. This excluded approximately $22 million in charges in the fourth quarter, as described above. Quiet Platforms generated a $47 million GAAP operating loss in the period, or a $43 million loss excluding the $4 million impairment and restructuring charge as described above.
•
Average diluted shares outstanding were 205 million compared to 207 million in fiscal year 2021.
•
GAAP EPS of $0.64. Non-GAAP EPS of $0.97 excludes $0.33 of debt-related, impairment and restructuring charges.

Inventory

Total ending inventory at cost increased 6% to $585 million compared to $553 million last year, with units up 4%. Inventory is current, with AE and Aerie inventory across the US and Canada down in the high single digits to last year, consistent with guidance. The consolidated increase reflects earlier than expected deliveries as the supply chain continues to normalize and increases related to Mexico and the Todd Snyder brand, where we are experiencing growth well into the double digits.

Capital Expenditures

Capital expenditures totaled $61 million in the fourth quarter and $260 million for full year fiscal 2022, down significantly from initial plans entering the year. For 2023, management expects capital expenditures to approximate $150 to $190 million.

Balance Sheet and Shareholder Returns

In fiscal 2022, the company exchanged $403 million of the outstanding principal amount of its senior convertible notes due 2025, simplifying and strengthening the capital structure. At the end of the year, the company had $9 million in aggregate principal amount of the notes outstanding. In connection with the exchange transactions, the company completed a $200 million accelerated share repurchase program.

Separately, the company paid two quarterly cash dividends in the first half of 2022, amounting to approximately $65 million. After initiating a temporary pause in September, the Board of Directors has reinstated a quarterly cash dividend at $0.10 per share. The dividend was declared on February 28, 2023 and is payable on April 21, 2023 to stockholders of record at the close of business on April 6, 2023.

Outlook

Entering 2023, our brands are strong and inventory is healthy. The global supply chain continues to normalize, providing improved costs and greater agility. Additionally, the company remains focused on reducing expenses. Yet, given limited visibility into the macro environment and overall consumer spending behavior, the company is taking a cautious view.

For the first quarter, management’s outlook reflects revenue in the range of flat to up low-single digits with operating income approximately flat to last year.

For the full-year, management’s outlook reflects revenue in the range of flat to up low-single digits with operating income in the range of $270 to $310 million, compared to adjusted operating income of $269 million in 2022.

Conference Call and Supplemental Financial Information

Management will host a conference call and real time webcast today at 4:30 p.m. Eastern Time. To listen to the call, dial 1-877-407-0789 or internationally dial 1-201-689-8562 or go to www.aeo-inc.com to access the webcast and audio replay. Additionally, a financial results presentation is posted on the company’s website.

Non-GAAP Measures

This press release includes information on non-GAAP financial measures (“non-GAAP” or “adjusted”), including consolidated adjusted operating income, net income, net income per diluted share and free cash flow, excluding non-GAAP items. These financial measures are not based on any standardized methodology prescribed by U.S. generally accepted accounting principles (“GAAP”) and are not necessarily comparable to similar measures presented by other companies. Non-GAAP information is provided as a supplement to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. Management believes that this non-GAAP information is useful for an alternate presentation of the company’s performance, when reviewed in conjunction with the company’s GAAP consolidated financial statements and provides a higher degree of transparency.

These amounts are not determined in accordance with GAAP and therefore, should not be used exclusively in evaluating the company’s business and operations. We encourage investors and others to review our financial information in its entirety, not to rely on any single financial measure and to view these non-GAAP financial measures in conjunction with the related GAAP financial measures.

The tables included in this press release reconcile the GAAP financial measures to the non-GAAP financial measures discussed above.

* * * *

About American Eagle Outfitters, Inc.

American Eagle Outfitters, Inc. (NYSE: AEO) is a leading global specialty retailer offering high-quality, on-trend clothing, accessories and personal care products at affordable prices under its American Eagle® and Aerie® brands. Our purpose is to show the world that there’s REAL power in the optimism of youth. The company operates stores in the United States, Canada, Mexico, Hong Kong and Japan, and ships to approximately 80 countries worldwide through its websites. American Eagle and Aerie merchandise also is available at more than 260 international locations operated by licensees in approximately 30 countries. In 2022, AEO released its first annual Building a Better World report, which outlines two decades of ESG achievements through the company’s Planet, People and Practices initiatives. For more information, please visitwww.aeo-inc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This release and related statements by management contain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995), which represent our expectations or beliefs concerning future events, including first quarter and annual fiscal 2023 results. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on many important factors, some of which may be beyond the company’s control. Words such as "estimate," "project," "plan," "believe," "expect," "anticipate," "intend," “potential,” and similar expressions may identify forward-looking statements. Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise and even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized. The following factors, in addition to the risks disclosed in Item 1A., Risk Factors, of our Annual Report on Form 10-K for the fiscal year ended January 29, 2022 and in any other filings that we may make with the Securities and Exchange Commission in some cases have affected, and in the future could affect, the company's financial performance and could cause actual results for fiscal 2023 and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this release or otherwise made by management: the negative impacts of the COVID-19 pandemic and related operational disruptions; the risk that the company’s operating, financial and capital plans may not be achieved; our inability to anticipate customer demand and changing fashion trends and to manage our inventory commensurately; seasonality of our business; our inability to achieve planned store financial performance; our inability to react to raw material cost, labor and energy cost increases; our inability to gain market share in the face of declining shopping center traffic; our inability to respond to changes in e-commerce and leverage omni-channel demands; our inability to expand internationally; difficulty with our international merchandise sourcing strategies; challenges with information technology systems, including safeguarding against security breaches; and global economic, public health, social, political and financial conditions, and the resulting impact on consumer confidence and consumer spending, as well as other changes in consumer discretionary spending habits, which could have a material adverse effect on our business, results of operations and liquidity.

CONTACT:

Olivia Messina

412-432-3300

LineMedia@ae.com

AMERICAN EAGLE OUTFITTERS, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(unaudited)

	January 28, 2023	January 29, 2022
Assets
Current assets:
Cash and cash equivalents	$170,209	$434,770
Merchandise inventory	585,083	553,458
Accounts receivable, net	242,386	286,683
Prepaid expenses and other	102,563	122,013
Total current assets	1,100,241	1,396,924
Operating lease right-of-use assets	1,086,999	1,193,021
Property and equipment, at cost, net of accumulated depreciation	781,514	728,272
Goodwill, net	264,945	271,416
Intangible assets, net	94,536	102,701
Non-current deferred income taxes	36,483	44,167
Other assets	56,238	50,142
Total assets	$3,420,956	$3,786,643
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$234,340	$231,782
Current portion of operating lease liabilities	337,258	311,005
Unredeemed gift cards and gift certificates	67,618	71,365
Accrued compensation and payroll taxes	51,912	141,817
Accrued income taxes and other	10,919	16,274
Other current liabilities and accrued expenses	66,901	70,628
Total current liabilities	768,948	842,871
Non-current liabilities:
Non-current operating lease liabilities	1,021,200	1,154,481
Long-term debt, net	8,911	341,002
Other non-current liabilities	22,734	24,617
Total non-current liabilities	1,052,845	1,520,100
Commitments and contingencies	-	-
Stockholders' equity:
Preferred stock	-	-
Common stock	2,496	2,496
Contributed capital	341,775	636,355
Accumulated other comprehensive loss	(32,630)	(40,845)
Retained earnings	2,137,126	2,203,772
Treasury stock	(849,604)	(1,378,106)
Total stockholders' equity	1,599,163	1,423,672
Total Liabilities and Stockholders' Equity	$3,420,956	$3,786,643

Current ratio	1.43	1.66

AMERICAN EAGLE OUTFITTERS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share amounts)
(unaudited)

	GAAP Basis
	13 Weeks Ended
	January 28, 2023	% of Revenue	January 29, 2022	% of Revenue
Total net revenue	$1,496,088	100.0%	$1,507,937	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	988,656	66.1%	1,019,252	67.6%
Gross profit	507,432	33.9%	488,685	32.4%
Selling, general and administrative expenses	351,408	23.5%	349,680	23.2%
Impairment and restructuring charges	22,209	1.5%	11,944	0.8%
Depreciation and amortization expense	60,233	4.0%	47,107	3.1%
Operating income	73,582	4.9%	79,954	5.3%
Debt related charges	4,655	0.3%	-	0.0%
Interest expense, net	2,409	0.2%	8,595	0.6%
Other (income) expense, net	(4,964)	-0.4%	3,865	0.3%
Income before income taxes	71,482	4.8%	67,494	4.4%
Provision for income taxes	16,891	1.2%	17,066	1.1%
Net income	$54,591	3.6%	$50,428	3.3%

Net income per basic share	$0.29		$0.30
Net income per diluted share	$0.28		$0.25

Weighted average common shares outstanding - basic	190,621		167,611
Weighted average common shares outstanding - diluted	196,893		203,388

	GAAP Basis
	52 Weeks Ended
	January 28, 2023	% of Revenue	January 29, 2022	% of Revenue
Total net revenue	$4,989,833	100.0%	$5,010,785	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	3,244,585	65.0%	3,018,995	60.3%
Gross profit	1,745,248	35.0%	1,991,790	39.7%
Selling, general and administrative expenses	1,269,095	25.4%	1,222,000	24.4%
Impairment and restructuring charges	22,209	0.4%	11,944	0.2%
Depreciation and amortization expense	206,897	4.2%	166,781	3.3%
Operating income	247,047	5.0%	591,065	11.8%
Debt related charges	64,721	1.3%	-	0.0%
Interest expense, net	14,297	0.3%	34,632	0.7%
Other (income), net	(10,465)	-0.2%	(2,489)	-0.1%
Income before income taxes	178,494	3.6%	558,922	11.2%
Provision for income taxes	53,358	1.1%	139,293	2.8%
Net income	$125,136	2.5%	$419,629	8.4%

Net income per basic share	$0.69		$2.50
Net income per diluted share	$0.64		$2.03

Weighted average common shares outstanding - basic	181,778		168,156
Weighted average common shares outstanding - diluted	205,226		206,529

AMERICAN EAGLE OUTFITTERS, INC.
BASIC AND DILUTED EARNINGS PER SHARE RECONCILIATION
(Dollars and shares in thousands)
(unaudited)

	13 Weeks Ended		52 Weeks Ended
Numerator:	January 28, 2023	January 29, 2022	January 28, 2023	January 29, 2022
Net income and numerator for basic EPS	$54,591	$50,428	$125,136	$419,629
Add: Interest expense, net of tax, related to the 2025 Notes (1)	289	-	5,474	-
Numerator for diluted EPS	$54,880	$50,428	$130,610	$419,629

Denominator:
Denominator for basic EPS - weighted average shares	190,621	167,611	181,778	168,156
Add: Dilutive effect of the 2025 Notes (1)	4,296	32,162	21,507	34,003
Add: Dilutive effect of stock options and non-vested restricted stock	1,976	3,615	1,941	4,370
Denominator for diluted EPS - weighted average shares	196,893	203,388	205,226	206,529

(1) During the 52 weeks ended January 28, 2023, the Company adopted ASU 2020-06 under the modified retrospective method, which requires the Company to utilize the "if-converted" method of calculated diluted EPS.

AMERICAN EAGLE OUTFITTERS, INC.
GAAP TO NON-GAAP RECONCILIATION
(Dollars in thousands, except per share amounts)
(unaudited)

	13 Weeks Ended
	January 28, 2023
	Operating income	Debt related charges	Net income	Diluted earnings per common share
GAAP Basis	$73,582	$4,655	$54,591	$0.28
% of Revenue	4.9%	0.3%	3.6%

Add: Impairment and restructuring charges (1)	22,209	-	18,186	0.09
Less: Debt related charges(2)	-	4,655	552	-
Non-GAAP Basis	$95,791	$-	$73,329	$0.37
% of Revenue	6.4%	0.0%	4.9%

(1) $22.2 million pre-tax impairment and restructuring charges:

- $20.6 million of asset impairment charges

- $1.6 million of restructuring charges including corporate and field severance

(2) $4.7 million pre-tax debt related charges related to the induced conversion expense on the exchange of our convertible notes. The difference in the effective tax rate resulted from the overall deductibility of the induced conversion expense incurred during the year.

	13 Weeks Ended
	January 29, 2022
	Operating income	Interest expense, net	Other (income) expense, net	Net income	Diluted earnings per common share
GAAP Basis	$79,954	$8,595	$3,865	$50,428	$0.25
% of Revenue	5.3%	0.6%	0.3%	3.3%

Add: Asset impairment charges	11,944	-	-	8,918	0.04
Add: EU license operations reorganization	-	-	11,909	8,892	0.04
Less: Convertible debt (1)	-	(4,567)	-	3,410	0.02
Non-GAAP Basis	$91,898	$4,028	$(8,044)	$71,648	$0.35
% of Revenue	6.1%	0.3%	-0.5%	4.8%

(1) Amortization of the non-cash discount on the Company's convertible notes

13 Weeks Ended
February 1, 2020
Operating income
GAAP Basis	$476
% of Revenue	0.0%

Add: Impairment and restructuring charges (1)	76,223
Tax (2)	-
Non-GAAP Basis	$76,699
% of Revenue	5.8%

(1) $76.2 million pre-tax impairment and restructuring charges:

-$64.5 million of leasehold improvements, store fixtures, and operating lease right of use assets and a $1.7M goodwill impairment charge.

- $10.0 million of restructuring charges including $4.2M of joint business venture exit charges, $4.0M of corporate and field severance, and $1.8M of market transaction costs in Japan

(2) GAAP tax rate of -187% included the impact of valuation allowances on impairment and restructuring charges. Excluding the impact of those items resulted in an adjusted 19.9% tax rate for the quarter. The 206.9% difference is primarily driven by the size of this tax benefit compared to fourth quarter pre-tax income.

AMERICAN EAGLE OUTFITTERS, INC.
GAAP TO NON-GAAP RECONCILIATION
(Dollars in thousands, except per share amounts)
(unaudited)

	52 Weeks Ended
	January 28, 2023
	Operating income	Debt related charges	Net income	Diluted earnings per common share
GAAP Basis	$247,047	$64,721	$125,136	$0.64
% of Revenue	5.0%	1.3%	2.5%

Add: Impairment and restructuring charges (1)	22,209	-	18,221	0.09
Less: Debt related charges(2)	-	64,721	49,679	0.24
Non-GAAP Basis	$269,256	$-	$193,036	$0.97
% of Revenue	5.4%	0.0%	3.9%

(1) $22.2 million pre-tax impairment and restructuring charges:
- $20.6 million of asset impairment charges
- $1.6 million of restructuring charges including corporate and field severance

(2) $64.7 million pre-tax debt related charges related primarily to the induced conversion expense on the exchange of our convertible notes, along with certain other costs related to actions we took to strengthen our capital structure.

	52 Weeks Ended
	January 29, 2022
	Operating income	Interest expense, net	Other (income), net	Net income	Diluted earnings per common share
GAAP Basis	$591,065	$34,632	$(2,489)	$419,629	$2.03
% of Revenue	11.8%	0.7%	-0.1%	8.4%

Add: Asset impairment charges	11,944	-	-	8,944	0.04
Add: EU license operations reorganization	-	-	11,909	8,917	0.04
Less: Convertible debt (1)	-	(18,519)	-	13,867	0.07
Non-GAAP Basis	$603,009	$16,113	$(14,398)	$451,357	$2.19
% of Revenue	12.0%	0.3%	-0.3%	9.0%

(1) Amortization of the non-cash discount on the Company's convertible notes

AMERICAN EAGLE OUTFITTERS, INC.
RESULTS BY SEGMENT
(Dollars in thousands)
(unaudited)

	American Eagle	Aerie	Corporate and Other (1)	Total
13 weeks ended January 28, 2023
Total net revenue	$961,848	$463,663	$70,577	$1,496,088
Operating income (loss)	$140,540	$53,119	$(120,077)	$73,582
Impairment and restructuring	$13,037	$3,552	$5,620	$22,209
Adjusted operating income (loss)	$153,577	$56,671	$(114,457)	$95,791
% of revenue	16.0%	12.2%		6.4%
Capital expenditures	$30,033	$21,421	$9,560	$61,014

13 weeks ended January 29, 2022
Total net revenue	$1,043,264	$428,418	$36,255	$1,507,937
Operating income (loss)	$171,898	$20,946	$(112,890)	$79,954
Asset impairment	$10,231	$1,713	$-	$11,944
Adjusted operating income (loss)	$182,129	$22,659	$(112,890)	$91,898
% of revenue	17.5%	5.3%		6.1%
Capital expenditures	$15,944	$34,062	$39,436	$89,442

13 weeks ended February 1, 2020
Total net revenue	$1,035,097	$270,007	$9,527	$1,314,631
Operating income (loss)	$71,260	$11,467	$(82,251)	$476
Impairment and restructuring	$41,657	$20,261	$14,305	$76,223
Adjusted operating income (loss)	$112,917	$31,728	$(67,946)	$76,699
% of revenue	10.9%	11.8%		5.8%
Capital expenditures	$25,832	$13,651	$20,932	$60,415

	American Eagle	Aerie	Corporate and Other (1)	Total
52 Weeks Ended January 28, 2023
Total net revenue	$3,262,893	$1,506,798	$220,142	$4,989,833
Operating income (loss)	$528,369	$163,915	$(445,237)	$247,047
Impairment and restructuring	$13,037	$3,552	$5,620	$22,209
Adjusted operating income (loss)	$541,406	$167,467	$(439,617)	$269,256
% of revenue	16.6%	11.1%		5.4%
Capital expenditures	$85,033	$107,084	$68,261	$260,378

52 Weeks Ended January 29, 2022
Total net revenue	$3,555,706	$1,376,269	$78,810	$5,010,785
Operating income (loss)	$785,729	$212,287	$(406,951)	$591,065
Asset impairment	$10,231	$1,713	$-	$11,944
Adjusted operating income (loss)	$795,960	$214,000	$(406,951)	$603,009
% of revenue	22.4%	15.5%		12.0%
Capital expenditures	$47,106	$80,062	$106,679	$233,847

52 Weeks Ended February 1, 2020
Total net revenue	$3,479,592	$801,035	$27,585	$4,308,212
Operating income (loss)	$484,078	$47,465	$(298,198)	$233,345
Impairment and restructuring	$41,657	$20,261	$18,576	$80,494
Adjusted operating income (loss)	$525,735	$67,726	$(279,622)	$313,839
% of revenue	15.1%	8.5%		7.3%
Capital expenditures	$98,699	$56,283	$55,378	$210,360

(1) Corporate and Other includes revenue and operating results of the Todd Snyder and Unsubscribed brands, and Quiet Platforms (net of intersegment eliminations), which have been identified as operating segments but are not material to disclose as separate reportable segments. Corporate operating costs represents certain costs that are not directly attributable to another reportable segment.

AMERICAN EAGLE OUTFITTERS, INC.
STORE INFORMATION
(unaudited)

	Fourth Quarter	YTD Fourth Quarter
	2022	2022
Consolidated stores at beginning of period	1,179	1,133
Consolidated stores opened during the period
AE Brand (2)	6	25
Aerie (incl. OFFL/NE) (3)	5	56
Todd Snyder	4	5
Unsubscribed	-	1
Consolidated stores closed during the period
AE Brand (2)	(16)	(39)
Aerie (incl. OFFL/NE) (3)	(3)	(6)
Total consolidated stores at end of period	1,175	1,175

AE Brand (2)	865
Aerie (incl. OFFL/NE) (3)	295
Todd Snyder	10
Unsubscribed	5

Total gross square footage at end of period (in '000)	7,267	7,267

International license locations at end of period (1)	269	269

(1) International license locations (retail stores and concessions) are not included in the consolidated store data or the total gross square footage calculation.

(2) AE Brand includes AE stand alone locations, AE/Aerie side-by side locations, AE/OFFL/NE side-by-side locations, and AE/Aerie/OFFL/NE side-by-side locations.

(3) Aerie (incl. OFFL/NE) includes Aerie stand alone locations, OFFL/NE stand alone locations, and Aerie/OFFL/NE side-by-side locations.